LORD ABBETT INVESTMENT TRUST

                                  AMENDMENT TO
                              DECLARATION OF TRUST


     The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware business trust (the "Trust"), organized pursuant to a Declaration of Trust dated August 16, 1993 (the "Declaration"), do hereby establish, pursuant to Section 5.3 of the Declaration, two new series of the Trust to be designated as (i) Strategic Core Series; and (ii) Core Series. The initial class of shares for each series shall be designated the Class Y shares. Any variations between such classes as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, and conditions under which such classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

     This instrument shall constitute an amendment to the Declaration.

     IN WITNESS WHEREOF, the undersigned have executed this instrument this 12th day of November, 1997.

/s/Robert S. Dow                                  /s/John C. Jansing

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Robert S. Dow                                          John C. Jansing

/s/E. Wayne Nordberg                              /s/C. Alan MacDonald

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E. Wayne Nordberg                                    C. Alan MacDonald

/s/E. Thayer Bigelow                              /s/Hansel B. Millican

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E. Thayer Bigelow                                    Hansel B. Millican, Jr.

/s/Stewart S. Dixon                               /s/Thomas J. Neff

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Stewart S. Dixon                                     Thomas J. Neff